Susan E. Alderton
                                                                (281) 423-3332


                                                                EXHIBIT 99.1


FOR IMMEDIATE RELEASE

     NL REPORTS SECOND QUARTER RESULTS AND RESOLUTION OF TAX CONTINGENCY


HOUSTON, TEXAS -- July 26, 1999 -- NL Industries, Inc. (NYSE:NL) reported income from continuing operations for the second quarter of 1999 of $111.8 million, or $2.16 per diluted share, compared to income from continuing operations in the second quarter of 1998 of $23.4 million, or $.45 per diluted share. Excluding a $90 million income tax benefit, discussed below, income from continuing operations in the second quarter of 1999 would have been $21.8 million, or $.42 per diluted share. Income from continuing operations for the first half of 1999 was $125.8 million, or $2.42 per diluted share ($35.8 million, or $.69 per diluted share, excluding the tax benefit), compared to income from continuing operations in the first half of 1998 of $39.8 million, or $.77 per diluted share.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the second quarter of 1999 was $44.1 million, down 6% from the second quarter of 1998, primarily due to lower production and sales volumes, partially offset by a $5.3 million foreign currency transaction gain in 1999 on certain of the Company's short-term cross-border financings. Kronos' second-quarter sales volume decreased 1% from the record sales volume in the second quarter of 1998 but increased 24% from the first quarter of 1999 sales volume levels. The Company's production rates continue to closely match sales volumes. Kronos' average selling prices during the second quarter of 1999 were comparable to the second quarter of 1998 and were 2% lower than the first quarter of 1999.

Mr. J. Landis Martin, President and Chief Executive Officer, said "The Company had a slow start in the first quarter, but sales volumes and production rates improved in the second quarter offsetting a modest decrease in prices, yielding a significant improvement in operating results. Although we believe that prices in the second half of 1999 will be below those in the first half, we do not expect that the downward pressures on prices will be long-term in nature due to the continuing recovery in Asia and our positive view of the worldwide economy."

The Company  recognized a $90 million  noncash  income tax benefit in the second quarter of 1999 related to (i) a favorable resolution of the Company's previously reported tax contingency in Germany ($36 million) and (ii) a change in estimate of the Company's ability to utilize certain income tax attributes for which the benefit had not been previously recognized ($54 million) primarily due to the net effects of a tax law change in Germany and a legal restructuring of the Company's German subsidiaries. With respect to the German tax contingency, the German government has conceded substantially all of its income tax claims against the Company, and a DM 94 million ($50 million) lien on the Company's Nordenham, Germany TiO2 plant has been released. Although the Company's overall cash income tax rate is expected to continue to be lower than statutory rates, beginning in 2000 the Company expects its effective income tax rate to approximate statutory tax rates. Mr. Martin stated, "We are very pleased with the favorable resolution of the tax contingency in Germany which removes a potentially significant risk for the Company."

Interest expense in the second quarter of 1999 was down 40% from the comparable period reflecting significantly lower levels of outstanding debt. The Company's net debt at June 30, 1999 was $215 million (total debt of $362 million less cash of $147 million).

Minority  interest  relates  to  the  Company's   majority-owned   environmental
management subsidiary. Discontinued operations in 1998 represent the Company's former specialty chemical operations which were sold in January 1998.

A conference call for the investment community is scheduled for July 26, 1999 at 2:00 p.m., EDT. Mr. J. Landis Martin will host the call. Participants can access the call by dialing 1-888-769-8518 (domestic) and 212-547-0158 (international). The passcode is NL Earnings. A taped replay of the call will be available one hour after the conference call through August 6, 1999 by calling 1-800-842-6130 (domestic) and 402-280-9941 (international), and using access code 1597.

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are based on management's beliefs and assumptions made by management based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, future global economic and political conditions, global TiO2 production capacity and the amount and timing of capacity changes, competitive products and prices, possible disruptions of normal business activities from Year 2000 issues, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize, or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

                             NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                     (In millions, except per share data)
                                 (Unaudited)


                                          Quarters ended      Six months ended
                                              June 30,            June 30,
                                         ---------------      ----------------
                                          1998      1999      1998     1999
                                          ----      ----      ----     ----
REVENUES AND OTHER INCOME:
  Net sales                               $241.6    $232.6    $464.3   $434.1
  Other income, excluding corporate          1.3       6.9       2.7     10.6
                                          ------    ------    ------   ------
                                           242.9     239.5     467.0    444.7

Cost of sales                              167.3     167.8     324.3    314.8
Selling, general and administrative,
 excluding corporate                        28.9      27.6      56.6     54.8
                                          ------    ------    ------   ------

    OPERATING INCOME                        46.7      44.1      86.1     75.1

Corporate income (expense):
  Securities earnings                        4.6       1.5       8.4      3.1
  Expenses, net                             (3.3)     (4.2)     (7.5)    (8.4)
  Interest expense                         (15.5)     (9.3)    (31.8)   (19.1)
                                          ------    ------    ------   ------

    Income from continuing operations
     before income taxes and minority
     interest                               32.5      32.1      55.2     50.7

Income tax benefit (expense)                (9.1)     81.9     (15.4)    77.4
                                          ------    ------    ------   ------

    Income from continuing operations
     before minority interest               23.4     114.0      39.8    128.1

Minority interest                             -        2.2        -       2.3
                                          ------    ------    ------   ------

    INCOME FROM CONTINUING OPERATIONS       23.4     111.8      39.8    125.8

Discontinued operations                       .3        -      287.4       -
Extraordinary item - early
 extinguishment of debt                       -         -       (2.4)      -
                                          ------    ------    ------   -----

    NET INCOME                            $ 23.7    $111.8    $324.8   $125.8
                                          ======    ======    ======   ======

                             NL INDUSTRIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME, Continued

                     (In millions, except per share data)
                                 (Unaudited)


                                         Quarters ended       Six months ended
                                             June 30,            June 30,
                                         --------------       ----------------
                                          1998     1999       1998      1999
                                          ----     ----       ----      ----
Basic earnings per share:
  Continuing operations                   $ .46    $2.16      $ .77     $2.43
  Discontinued operations                   -        -         5.61       -
  Extraordinary item                        -        -         (.05)      -
                                          -----    -----      -----     -----

    Net income                            $ .46    $2.16      $6.33     $2.43
                                          =====    =====      =====     =====



Diluted earnings per share:
  Continuing operations                   $ .45    $2.16      $ .77     $2.42
  Discontinued operations                   .01      -         5.53       -
  Extraordinary item                         -       -         (.05)      -
                                          -----    -----      -----     -----

    Net income                            $ .46    $2.16      $6.25     $2.42
                                          =====    =====      =====     =====



SHARES USED IN THE CALCULATION OF EARNINGS PER SHARE:
  Basic shares                             51.3     51.8       51.3      51.8
  Dilutive impact of stock options           .7       .1         .6        .1
                                          -----    -----      -----     -----

  Diluted shares                           52.0     51.9       51.9      51.9
                                          =====    =====      =====     =====
